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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4


                         Trans Financial Bancorp, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  89323C106
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                      68,254
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                  4,000


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                         68,254


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                   .92


   12) Type of Reporting Person (See Instructions)                          HC




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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4


                          Trans Financial Bancorp, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  89323C106
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, Kentucky, Inc.

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY

    4)  Citizenship or Place of Organization Kentucky


   Number of Shares         5) Sole Voting Power                         68,254
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                     4,000


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        68,254

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                   .92

    12) Type of Reporting Person (See Instructions)                          BK





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   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                         68,254

      (b) Percent of Class:
                                                                           .92

      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote                   68,254
          (ii) shared power to vote or to direct the vote                     0
          (iii) sole power to dispose or to direct the disposition of     4,000
          (iv) shared power to dispose or to direct the disposition of        0


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         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 1994
         _____________________________________________________________________
         Date


         _____________________________________________________________________
         Signature


         /s/ Richard D. Whitty, Vice President
         _____________________________________________________________________
         Name/Title





         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature


         _____________________________________________________________________
         Name/Title


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         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 14, 1994
         _____________________________________________________________________
         Date


         _____________________________________________________________________
         Signature


         /s/ Michelle A. O'Donnell, Assistant Vice President and Assistant
             Regulatory Counsel
         _____________________________________________________________________
         Name/Title





         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature



         _____________________________________________________________________
         Name/Title